Exhibit 99.1

NEWS RELEASE

C&J Energy Services Receives NYSE Continued Listing Standard Notice

HAMILTON, BERMUDA June 3, 2016 – C&J Energy Services Ltd. (NYSE: CJES) (“C&J” or the “Company”) today announced that on June 2, 2016, the Company received written notice (“NYSE Notice”) from the New York Stock Exchange (“NYSE”) that the Company does not presently satisfy the NYSE’s continued listing standard requiring the average closing price of the Company’s common shares to be at least $1.00 per share over a 30 trading-day period. As noted in the NYSE Notice, as of May 26, 2016, the average closing price of the Company’s common shares over the preceding 30 trading-day period was $0.97 per share.

The current noncompliance with the NYSE listing standard does not affect the Company’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it cause an event of default under the Company’s credit facilities.

Under the NYSE rules, C&J has a period of six months (subject to possible extension) from the date of the NYSE Notice to regain compliance with the minimum share price criteria by bringing its share price and 30 trading-day average share price above $1.00. During this six-month period, the Company’s common shares will continue to be listed and traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements. As required by the NYSE, in order to maintain its listing, C&J will notify the NYSE within 10 business days of receipt of the NYSE Notice, of its intent to cure this deficiency. The Company is considering all available options to regain compliance during this six-month period.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completions, well support and other complementary oilfield services to oil and gas exploration and production companies. As one of the largest completion and production services companies in North America, C&J offers a full, vertically integrated suite of services involved in the entire life cycle of the well, including directional drilling, cementing, hydraulic fracturing, cased-hole wireline, coiled tubing, rig services, fluids management services and other special well site services. C&J operates in most of the major oil and natural gas producing regions of the continental United States and Western Canada. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

Daniel E. Jenkins

Director – Investor Relations

investors@cjenergy.com

1-713-260-9986